Exhibit 99.1

From the Desk of:

                              R. B. (Rob) Hutchison
                              3489 Canterbury Place
                            Surrey BC Canada V3S 0G8

             To the Board of Directors of Applied DNA Sciences Inc.

                                                                 July 15, 2005

Dear Sirs;

Pursuant to my notification in January of this year (2005) this letter shall serve as my resignation from my positions as both Chairman and CEO of Applied DNA Sciences Inc. In January of this year I notified you of my intentions to resig and at the request of the board I consented to stay on until the Biowell transaction could be completed. As this has now taken place I herein surrender my roles to Dr. Sheu with great honor.

In June 2004 when I passed the day to day operations of the company to Mr. Brocklesby, I did so with ease and can say that he has done a fine job with overseeing the company since June 22, 2004.

It is now time for me to move on and let Dr. Sheu take the reins and I do so with out remorse or objection to the corporation in any way. I leave with no ill will to any member of the board or any ill will toward the company or its management staff. I wish the corporation well and I am more than prepared to help the company in anyway, be it in a formal advisory or informal advisory capacity.

To all the staff, management and Board I will you well.

Sincerely,

/s/ ROB HUTCHISON
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    ROB HUTCHISON